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Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ASTEX PHARMACEUTICALS, INC.
at
$8.50 NET PER SHARE
Pursuant to the Offer to Purchase dated September 13, 2013
by
AUTUMN ACQUISITION CORPORATION
a wholly owned indirect subsidiary of
OTSUKA PHARMACEUTICAL CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, AT THE END OF OCTOBER 10, 2013, UNLESS THE OFFER IS EXTENDED (SUCH
DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

September 13, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Autumn Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan ("Parent"), to act as the Information Agent in connection with Purchaser's offer to purchase (the "Offer") all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Astex Pharmaceuticals, Inc., a Delaware corporation ("Astex"), at a purchase price of $8.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 13, 2013 (the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     the Letter to Stockholders from the Chairman and Chief Executive Officer of Astex accompanied by Astex's Solicitation/Recommendation Statement on Schedule 14D-9;

        2.     the Offer to Purchase;

        3.     the Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, which includes "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup federal income tax withholding;

        4.     a Notice of Guaranteed Delivery to be used to accept the Offer if (i) certificates representing the Shares are not immediately available, (ii) time will not permit all the certificates representing Shares and all other required documents to reach Computershare Trust Company, N.A., as the depositary for the Offer (the "Depositary"), on or prior to the Expiration Date or (iii) the procedure for delivery of Shares by book-entry transfer or for the tender of Shares from a book-entry/direct registration account maintained by Astex's transfer agent (a "DRS Account") cannot be completed on a timely basis;

        5.     a form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        6.     a return envelope addressed to the Depositary, for your use only.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of October 10, 2013, unless the Offer is extended in accordance with the Merger Agreement.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2013 (as it may be amended from time to time, the "Merger Agreement"), among Parent, Purchaser and Astex. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Astex (the "Merger"), with Astex continuing as the surviving corporation, indirectly wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (1) by Parent, Purchaser or Astex or any other direct or indirect wholly owned subsidiary of Parent or Astex, which Shares will be canceled and extinguished, or (2) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be canceled and converted into the right to receive $8.50 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        After careful consideration, the Astex board of directors has, by a unanimous vote of those voting at a meeting at which all the directors of Astex were present, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of Astex and Astex's stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astex's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The Astex board of directors recommends, by the unanimous vote of the directors who voted, that Astex's stockholders accept the Offer and tender their Shares into the Offer and, if necessary, approve and adopt the Merger Agreement.

        In order for a stockholder to validly tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and, except in the case of Shares held in a DRS Account (and not through a financial institution that is a participant in the system of The Depository Trust Company), either (A) the certificates evidencing such Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case on or prior to the Expiration Date or the expiration of the subsequent offering period, if any or (2) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase, all in accordance with the Offer to Purchase and the Letter of Transmittal, as each may be amended or supplemented from time to time.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Innisfree M&A Incorporated

        Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(D)